As filed with the Securities and Exchange Commission on January 11, 2016

Registration No. 333-181888

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EUREKA FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	27-3671639
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3455 Forbes Avenue, Pittsburgh, Pennsylvania	15213
(Address of Principal Executive Offices)	(Zip Code)

Eureka Financial Corp.

2012 Equity Incentive Plan

(Full title of the plan)

Edward F. Seserko

President and Chief Executive Officer

Eureka Financial Corp.

3455 Forbes Avenue

Pittsburgh, Pennsylvania 15213

(Name and address of agent for service)

(412) 681-8400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act . (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

Registration Statement No. 333-181888 registering 106,908 shares of Eureka Financial Corp. common stock in connection with the Eureka Financial Corp. 2012 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of September 3, 2015 and amended as of October 30, 2015, by and between Eureka Financial Corp. and NexTier, Inc., Eureka Financial Corp. merged with and into NexTier, Inc. with Eureka Financial Corp. ceasing to exist and NexTier, Inc. continuing as the surviving corporation. The merger became effective at 11:59 p.m. on January 8, 2016.

Upon the closing of the merger, each share of Eureka Financial Corp. common stock was converted into the right to receive $28.50 in cash. Shares of Eureka Financial Corp. are no longer quoted on the OTC Pink Sheets.

As a result of the merger, Eureka Financial Corp. has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by Eureka Financial Corp. in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, Eureka Financial Corp. hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of Eureka Financial Corp. common stock originally reserved for issuance under the plan covered by the Registration Statement and registered under the Registration Statement that remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Eureka Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kittanning, Pennsylvania on this 11th day of January 2016.

EUREKA FINANCIAL CORP.

By:	/s/ Richard J. Krauland
Richard J. Krauland
President and Chief Executive Officer of NexTier, Inc. (successor to Eureka Financial Corp.)

*	No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933.

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